Exhibit 99.1

Media Relations: Bobbie Collins 212-810-8155	Investor Relations: Ellen Taylor 212-810-3815

BlackRock Reports Second Quarter Diluted EPS of $3.08, or $3.10 as adjusted

$3.560 Trillion in assets under management at June 30, 2012

•	Improved operating income and margin from first quarter 2012 despite weaker global markets

•	Attracted $2.9 billion of long-term net inflows from U.S. retail and high net worth clients, with strong demand for income-focused products

•	Attracted $11.7 billion of net inflows in iShares® fixed income funds, representing 28% year-to-date annualized organic growth

•	Generated 8% annualized organic growth in multi-asset products

•	Repurchased 6.6 million shares, primarily in connection with the secondary offering of Barclays’ ownership interest

•	Completed disposition of advisory assets related to Maiden Lane I and Maiden Lane III, marking the return of U.S. taxpayer funds

New York, July 18, 2012 — BlackRock, Inc. (NYSE:BLK) today reported second quarter 2012 diluted EPS of $3.08 compared with $3.21 in second quarter 2011. Second quarter 2012 net income(1) totaled $554 million compared with $572 million in first quarter 2012 and $619 million from a year ago. Operating income for second quarter 2012 totaled $829 million with operating margin of 37.2%.

As adjusted(2) results. Second quarter 2012 operating income totaled $832 million compared with $883 million in second quarter 2011. Diluted EPS totaled $3.10 and included operating income of $3.27 per diluted share and net non-operating expense of $0.17 per diluted share. As compared with first quarter 2012, operating income rose 1% and reflected seasonal factors, partially offset by market-driven declines, lower performance fees and higher costs related to the new brand campaign. Operating margin in second quarter 2012 improved to 39.2% from 38.6% in first quarter 2012.

“Our second quarter 2012 financial performance again demonstrated the strength and resilience of BlackRock’s diversified platform and our commitment to delivering for shareholders,” said Laurence D. Fink, Chairman and CEO of BlackRock. “Despite market headwinds and the growing defensive posture of investors, we delivered consistent results quarter-over-quarter with $832 million in adjusted operating income and diluted EPS of $3.10. Our global platform and breadth of investment products and solutions positioned us effectively to serve clients in this environment, allowing us to attract positive long-term flows overall with particular strength in passive products in the face of broader industry contraction. Additionally, our pipeline, predominantly representing our institutional business, stood at $54.8 billion in mid-July.”

The table below presents AUM and a comparison of GAAP and as adjusted results for certain financial measures.

		Q2				Six Months Ended
	Q2		%	Q1%		June 30,		%
	2012	2011	Change	2012	Change	2012	2011	Change
AUM	$3,559,934	$3,659,148	(3%)	$3,684,087	(3%)	$3,559,934	$3,659,148	(3%)

GAAP basis:
Revenue	$2,229	$2,347	(5%)	$2,249	(1%)	$4,478	$4,629	(3%)
Operating income	$829	$866	(4%)	$815	2%	$1,644	$1,664	(1%)
Net income(1)	$554	$619	(11%)	$572	(3%)	$1,126	$1,187	(5%)
Diluted EPS	$3.08	$3.21	(4%)	$3.14	(2%)	$6.22	$6.10	2%

As Adjusted:
Operating income(2)	$832	$883	(6%)	$825	1%	$1,657	$1,702	(3%)
Net income(1)(2)	$558	$578	(3%)	$575	(3%)	$1,133	$1,160	(2%)
Diluted EPS(2)	$3.10	$3.00	3%	$3.16	(2%)	$6.26	$5.96	5%

(1)	Net income represents net income attributable to BlackRock, Inc.
(2)

See notes (a) through (f) to the Condensed Consolidated Statements of Income and Supplemental Information in Attachment I on pages 10 through 13 for more information on as adjusted items and the reconciliation to GAAP.

“As always, we remain intensely focused on further enhancing the experience of our clients by delivering superior investment performance in products and solutions that meet their most important needs. We are committed to continuously evolving our organization and fully leveraging the benefits of our global platform as we invest in talent, product innovation and greater brand awareness while still driving strong shareholder value. This quarter we demonstrated our commitment to returning value to our shareholders as we repurchased $1.0 billion of shares from Barclays Bank PLC and supported the successful secondary offer of their remaining ownership interest. We also announced the Swiss Re Private Equity Partners acquisition that further extends both our alternative capabilities as well as our European presence. While the investment environment remains challenging, the underlying momentum in our business is strong given the environment, and I am pleased with the investments we have been making to diversify the platform.

“As we look toward the second half of the year, I want to acknowledge the tireless efforts of the entire BlackRock team and the great work they do to serve their clients and deliver value for our shareholders. While we remain cautious around the prospects for the global economy, we are confident that the model we have built will continue to serve our clients and shareholders and deliver attractive long-term returns.”

Second Quarter Business Highlights

Assets under management (“AUM”) closed the quarter at $3.560 trillion, down 3% since first quarter end and down 3% year-over-year, largely driven by $94.7 billion of market-related declines across products. Long-term net new business of $3.7 billion reflected net inflows in fixed income and multi-asset class products of $5.6 billion and $4.3 billion, respectively, partly offset by outflows from equity and alternatives totaling $6.2 billion. Total net outflows of $29.4 billion included $1.5 billion of cash management outflows and $31.6 billion of planned advisory distributions related to the successful wind-down of Maiden Lane portfolios.

Long-term AUM of $3.255 trillion decreased 3%, or $89.1 billion, since first quarter end, largely driven by market valuation declines of $92.8 billion. These results reflected long-term net inflows of $3.7 billion from the Americas and $0.1 billion from EMEA, which were modestly offset by $0.1 billion of long-term net outflows from Asia-Pacific clients.

Retail AUM of $374.0 billion, reflected net inflows of $1.6 billion overshadowed by $15.1 billion of market valuation declines. At quarter end, 75% of long-term AUM was managed for investors based in the Americas with 25% managed for international clients.

•

U.S. retail and high net worth inflows of $2.9 billion were driven by strong interest in income-oriented products, including equity dividend, U.S. sector-specialty and municipal fixed income offerings. The equity dividend fund garnered $1.8 billion in net new business.

•

International retail outflows of $1.3 billion reflected a continued movement toward de-risking given ongoing uncertainty in European markets and were predominantly from regional and country-specific equity strategies.

Retail and high net worth AUM represented 11% of total long-term AUM at quarter end and generated $644 million, or 34%, of total long-term base fees.

iShares generated $6.1 billion of net inflows, which were more than offset by market valuation declines of $32.8 billion, ending the quarter with $644.9 billion of AUM. Fixed income net inflows of $11.7 billion were partially offset by outflows of $5.4 billion and $0.2 billion from equity and alternatives commodity funds, respectively.

•

U.S. iShares generated over $8.9 billion of net inflows into fixed income funds, led by demand for yield-oriented products. Strong fixed income flows were muted by a retreat from equity funds, particularly from emerging markets products as investors de-risked in the face of market volatility.

•	International iShares similarly showed signs of shifting investor preferences with strong fixed income inflows of $2.8 billion and modest equity inflows of $0.2 billion.

iShares AUM represented 20% of total long-term AUM at quarter end and generated $596 million of revenue, or 31%, of total long-term base fees.

Institutional active AUM declined 1%, or $9.0 billion, to $850.0 billion, with net outflows of $5.9 billion compounded by $3.2 billion of market valuation losses. Net inflows of $4.1 billion into multi-asset class products were more than offset by outflows across fixed income, alternatives and equities.

•	Multi-asset class products attracted inflows of $4.1 billion with continued strength in target date and global asset allocation offerings.

•

Fixed income outflows of $6.1 billion were driven by outflows of $7.3 billion and $4.5 billion from global bond and local currency mandates, respectively, as concerns over the Euro crisis prompted clients to shift asset allocations. These outflows were partially offset by strong inflows of $7.8 billion into U.S. sector-specialty products.

•

Alternatives experienced outflows of $2.3 billion, with renewable power inflows of $0.2 billion offset by outflows of $2.2 billion across other core alternatives offerings and by outflows of $0.3 billion from currencies and commodities. The alternatives initiative continued with the completion of the initial close of the BlackRock NTR Renewable Power Fund. We also announced the planned acquisition of Swiss Re Private Equity Partners, the European private equity franchise of Swiss Re, expected to close in the third quarter 2012.

•	Equity outflows totaled $1.6 billion, largely reflecting $1.5 billion of outflows from scientific active equity (“SAE”) products despite continuing improvements in performance.

Institutional active strategies represented 26% of total long-term AUM at quarter end and generated $440 million, or 23%, of long-term base fees.

Institutional index AUM ended the quarter at $1.387 trillion, reflecting market valuation declines of $41.8 billion and net inflows of $2.0 billion.

•	Equity net inflows of $6.5 billion showed clients’ continued use of passive strategies to gain broad market exposure, with flows largely into global equity mandates.

•	Fixed income net outflows of $2.7 billion were driven by local currency outflows of $7.0 billion, which overshadowed robust inflows of $3.6 billion into U.S. core and U.S. sector-specialty mandates.

Institutional index represented 43% of total long-term AUM at quarter end and generated $222 million, or 12%, of total long-term base fees.

Cash management AUM decreased 1%, or $2.5 billion, to $239.5 billion reflecting net outflows of $1.5 billion and net market and foreign exchange losses of $1.0 billion. Outflows reflected institutional reaction to the continued low-rate environment.

Advisory AUM declined 33% to $65.0 billion driven almost exclusively by Maiden Lane portfolio liquidation disbursements.

Investment performance improved across much of the product platform.

•

Equity fundamental products reflected 39%, 44% and 69% of AUM performing above the benchmark or peer median for the one-, three-, and five- year periods ended June 30, 2012, respectively. SAE performance continues to improve, as evidenced by 67%, 85% and 43% of SAE AUM performing above benchmark or peer median for the one-, three- and five-year periods ended June 30, 2012, respectively. Our passive equity performance remained strong, with 96%, 94% and 96% of AUM within or above tolerance for the one-, three- and five-year periods ended June 30, 2012, respectively.

•

Taxable fixed income products performed with 71%, 81% and 53% of AUM above benchmark or peer median for the one-, three-, and five-year periods ended June 30, 2012, respectively, while our active tax-exempt business showed consistent results with 64%, 67% and 73% of AUM above the benchmark or peer median for the same time periods. Passive performance was strong with 96%, 96% and 91% of AUM within or above tolerance for the one-, three- and five-year periods ended June 30, 2012, respectively.

•	Multi-asset performance showed 32%, 37%, and 87% of AUM above the benchmark or peer median for the one-, three-, and five-year periods ended June 30, 2012, respectively.

BlackRock Solutions® (“BRS”) generated $131 million in revenues during the quarter, up 7% from first quarter 2012, reflecting the continued heightened focus on risk management given continued market volatility and increasing regulatory scrutiny.

•

BRS added eight net new assignments during the quarter, including one risk management mandate, five Financial Markets Advisory (“FMA”) assignments, nine non-recurring advisory engagements and completed six short-term advisory assignments during the quarter.

•

Demand remained strong for the Aladdin-based services, with 21% year-over-year growth in Aladdin revenues, which represented approximately two-thirds of total BRS revenues. A significant amount of growth was fuelled by existing clients adding newly acquired assets, additional regions and equity capabilities.

•

The FMA business continues to generate strong returns from its global recognition as a strong advisor to governments and large financial institutions. During the quarter, we disposed of nearly $32.0 billion in advisory assets for our clients, largely related to Maiden Lane I and Maiden Lane III, which have fully repaid principal owed to the Federal Reserve Bank of New York, with interest.

Net new business pipeline totaled $54.8 billion at July 12, 2012, and included $42.7 billion in index mandates and $2.1 billion in active mandates that are expected to fund in future quarters. In addition, the pipeline contained $9.3 billion of mandates that funded since quarter end. The unfunded portion of the pipeline primarily represents institutional assets, which account for approximately two-thirds of long-term AUM but only one-third of revenues. BlackRock Solutions pipeline of contracts and proposals remains robust.

Second Quarter Financial Highlights

Comparison to the Second Quarter 2011

Operating income: Second quarter 2012 operating income was $829 million compared with $866 million in second quarter 2011. Operating income, as adjusted, was $832 million compared with $883 million in second quarter 2011.

Second quarter 2012 revenue of $2.2 billion decreased $118 million from $2.3 billion in second quarter 2011, primarily due to the following:

•

Investment advisory, administration fees and securities lending revenue of $2.0 billion in second quarter 2012 decreased from $2.1 billion in second quarter 2011, as higher revenues from fixed income products, predominantly iShares, were more than offset by lower fees from equity products due to market-driven reduction in average equity AUM. Securities lending fees were $157 million in second quarter 2012 compared with $134 million in second quarter 2011.

•	Performance fees were $41 million in second quarter 2012 compared with $50 million in second quarter 2011, primarily reflecting lower performance fees from equity products.

•

BlackRock Solutions and advisory revenue totaled $131 million in second quarter 2012 compared with $116 million in second quarter 2011, primarily reflecting higher revenue from additional Aladdin mandates.

•

Distribution fees of $20 million in second quarter 2012 decreased $7 million from $27 million in second quarter 2011, primarily resulting from lower sales and AUM in certain share classes of open-end retail funds.

•	Other revenue decreased $7 million, largely reflecting lower sales commissions.

Second quarter 2012 total operating expenses of $1.4 billion decreased $81 million from second quarter 2011. Operating expenses, as adjusted, decreased $67 million. See notes (a) through (f) in Attachment I for more information on as adjusted items and the reconciliation to GAAP. Results were driven by the following:

•	Employee compensation and benefits decreased $38 million, driven by lower incentive compensation related to market effects.

•	Distribution and servicing costs decreased $7 million, driven by lower average AUM.

•	Amortization of deferred sales commissions decreased $7 million, primarily related to lower sales of certain share classes of open-end funds.

•	Direct fund expenses decreased $9 million, reflecting a decrease in average AUM where BlackRock pays certain non-advisory expenses of the funds.

•

General and administration expenses decreased $21 million, primarily related to lower occupancy costs, favorable effects from foreign currency remeasurements and lower professional expenses. The decrease was partially offset by higher marketing and promotional expenses in connection with the brand campaign launched in first quarter 2012.

Non-operating income (expense): Second quarter 2012 non-operating expense, net of non-controlling interests, was $46 million compared with $27 million in second quarter 2011. Second quarter 2012 included $2 million of net negative marks, primarily on private equity fund co-investments, and $44 million of net interest expense. Net interest expense increased $7 million from second quarter 2011, primarily due to long-term debt issuances in May 2011 and May 2012.

Income tax expense: Income tax expense totaled $229 million and $220 million for second quarter 2012 and 2011, respectively. The GAAP effective income tax rate for the second quarter 2012 was 29.3% compared with 26.2% for the second quarter 2011. The second quarter 2011 GAAP tax rate included a $52 million non-cash benefit due to enacted state tax legislation. The as adjusted effective income tax rate was 29.3% and 32.4% for second quarter 2012 and 2011, respectively.

Comparison to the First Quarter 2012

Operating income: Second quarter 2012 operating income was $829 million compared with $815 million in first quarter 2012. Operating income, as adjusted, was $832 million compared with $825 million in first quarter 2012.

Second quarter 2012 revenue decreased $20 million from first quarter 2012, primarily due to the following:

•

Investment advisory, administration fees and securities lending revenue in second quarter 2012 increased $13 million from first quarter 2012, driven by seasonally higher securities lending fees, partially offset by market-driven effects on average equity AUM. Securities lending fees were $157 million in second quarter 2012 compared with $111 million in first quarter 2012.

•	Performance fees were $41 million in second quarter 2012 compared with $80 million in first quarter 2012. The current quarter reflected lower performance fees from alternative and equity products.

•

BlackRock Solutions and advisory revenue of $131 million in second quarter 2012 increased from $123 million in first quarter 2012, primarily reflecting higher revenue from additional Aladdin mandates and higher one-time revenues from advisory assignments in second quarter 2012.

Second quarter 2012 total operating expenses of $1.4 billion decreased $34 million from first quarter 2012. Operating expenses, as adjusted, decreased $27 million. See notes (a) through (f) in Attachment I for more information on as adjusted items and the reconciliation to GAAP. Results were driven by the following:

•	Employee compensation and benefits decreased $39 million, primarily reflecting lower payroll taxes and lower incentive compensation due to market-driven effects.

•	Direct fund expenses decreased $8 million related to funds where BlackRock pays certain non-advisory expenses.

•	General and administration expenses increased $17 million, primarily related to higher marketing and promotional expenses in connection with the previously mentioned brand campaign.

Non-operating income (expense): Second quarter 2012 non-operating expense, net of non-controlling interests, was $46 million compared with $20 million non-operating income in first quarter 2012. Second quarter 2012 included $2 million of net negative marks primarily on private equity fund co-investments and $44 million of net interest expense. Net interest expense increased $4 million from first quarter 2012, primarily due to $1.5 billion of long-term debt issuances in May 2012.

Income tax expense: Income tax expense of $229 million for second quarter 2012 decreased $34 million from first quarter 2012. The GAAP effective income tax rate for the second quarter 2012 was 29.3% compared with 31.5% for the first quarter 2012. The as adjusted effective income tax rate was 29.3% and 31.5% for second quarter 2012 and first quarter 2012, respectively.

Teleconference, Webcast and Presentation Information

Chairman and Chief Executive Officer, Laurence D. Fink, and Chief Financial Officer, Ann Marie Petach, will host a teleconference call for investors and analysts on Wednesday, July 18, 2012, at 9:00 a.m. (Eastern Time). Members of the public who are interested in participating in the teleconference should dial, from the United States, (800) 374-0176, or from outside the United States, (706) 679-8281, shortly before 9:00 a.m. and reference the BlackRock Conference Call (ID Number 95008161). A live, listen-only webcast will also be available via the investor relations section of www.blackrock.com.

Both the teleconference and webcast will be available for replay by 1:00 p.m. Eastern Time on Wednesday, July 18, 2012 and ending at midnight on Wednesday, August 1, 2012. To access the replay of the teleconference, callers from the United States should dial (800) 585-8367 and callers from outside the United States should dial (404) 537-3406 and enter the Conference ID Number 95008161. To access the webcast, please visit the investor relations section of www.blackrock.com.

Performance Notes

Past performance is not indicative of future results. The performance information shown is based on preliminarily available data. The performance information for actively managed accounts reflects U.S. open-end and closed-end mutual funds and similar EMEA-based products with respect to peer median comparisons, and actively managed institutional and high net worth separate accounts and funds located globally with respect to benchmark comparisons, as determined using objectively based internal parameters, using the most current verified information available as of June 30, 2012 (May 31, 2012 for high net worth accounts).

Accounts terminated prior to June 30, 2012 are not included. In addition, accounts that have not been verified as of July 13, 2012 have not been included. If such terminated and other accounts had been included, the performance information may have substantially differed from that shown. The performance information does not include funds or accounts that are not measured against a benchmark, any benchmark-based alternatives product, private equity products, CDOs, or accounts managed by BlackRock’s Financial Markets Advisory Group. Comparisons are based on gross-of-fee performance for U.S. retail, institutional and high net worth separate accounts and EMEA institutional separate accounts and net-of-fee performance for EMEA based retail products. The performance tracking information for institutional index accounts is based on gross-of-fee performance as of June 30, 2012, and includes all institutional accounts and all iShares funds globally using an index strategy. AUM information is based on AUM for each account or fund in the asset class shown without adjustment for overlapping management of the same account or fund, as of June 30, 2012.

Source of performance information and peer medians is BlackRock, Inc. and is based in part on data from Lipper Inc. for U.S. funds and Morningstar, Inc. for non-U.S. funds. Fund performance reflects the reinvestment of dividends and distributions, but does not reflect sales charges.

About BlackRock

BlackRock is a leader in investment management, risk management and advisory services for institutional and retail clients worldwide. At June 30, 2012, BlackRock’s AUM was $3.560 trillion. BlackRock offers products that span the risk spectrum to meet clients’ needs, including active, enhanced and index strategies across markets and asset classes. Products are offered in a variety of structures including separate accounts, mutual funds, iShares® (exchange traded funds), and other pooled investment vehicles. BlackRock also offers risk management, advisory and enterprise investment system services to a broad base of institutional investors through BlackRock Solutions®. Headquartered in New York City, as of June 30, 2012, the firm has approximately 9,900 employees in 27 countries and a major presence in key global markets, including North and South America, Europe, Asia, Australia and the Middle East and Africa. For additional information, please visit the Company’s website at www.blackrock.com.

Forward-looking Statements

This report, and other statements that BlackRock may make, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to BlackRock’s future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions.

BlackRock cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and BlackRock assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to risk factors previously disclosed in BlackRock’s Securities and Exchange Commission (“SEC”) reports and those identified elsewhere in this report the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: (1) the introduction, withdrawal, success and timing of business initiatives and strategies; (2) changes and volatility in political, economic or industry conditions, the interest rate environment, foreign exchange rates or financial and capital markets, which could result in changes in demand for products or services or in the value of assets under management; (3) the relative and absolute investment performance of BlackRock’s investment products; (4) the impact of increased competition; (5) the impact of future acquisitions or divestitures; (6) the unfavorable resolution of legal proceedings; (7) the extent and timing of any share repurchases; (8) the impact, extent and timing of technological changes and the adequacy of intellectual property and information security protection; (9) the impact of legislative and regulatory actions and reforms, including the Dodd-Frank Wall Street Reform and Consumer Protection Act, and regulatory, supervisory or enforcement actions of government agencies relating to BlackRock or The PNC Financial Services Group, Inc. (“PNC”); (10) terrorist activities, international hostilities and natural disasters, which may adversely affect the general economy, domestic and local financial and capital markets, specific industries or BlackRock; (11) the ability to attract and retain highly talented professionals; (12) fluctuations in the carrying value of BlackRock’s economic investments; (13) the impact of changes to tax legislation, including income, payroll and transaction taxes, and taxation on products or transactions, which could affect the value proposition to clients and, generally, the tax position of the Company; (14) BlackRock’s success in maintaining the distribution of its products; (15) the impact of BlackRock electing to provide support to its products from time to time and any liabilities related to securities lending or other indemnification obligations; and (16) the impact of problems at other financial institutions or the failure or negative performance of products at other financial institutions.

BlackRock’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and BlackRock’s subsequent filings with the SEC, accessible on the SEC’s website at www.sec.gov and on BlackRock’s website at www.blackrock.com, discuss these factors in more detail and identify additional factors that can affect forward-looking statements. The information contained on the Company’s website is not a part of this press release.

Attachment I

BlackRock, Inc.

Condensed Consolidated Statements of Income and Supplemental Information

(Dollar amounts in millions, except per share data)

(unaudited)

	Three Months Ended June 30,			Three Months Ended March 31, 2012
	2012	2011	$ Change		$ Change
Revenue
Investment advisory, administration fees and securities lending revenue	$1,990	$2,100	$(110)	$1,977	$13
Investment advisory performance fees	41	50	(9)	80	(39)
BlackRock Solutions and advisory	131	116	15	123	8
Distribution fees	20	27	(7)	19	1
Other revenue	47	54	(7)	50	(3)

Total revenue	2,229	2,347	(118)	2,249	(20)

Expenses
Employee compensation and benefits	786	824	(38)	825	(39)
Distribution and servicing costs	93	100	(7)	95	(2)
Amortization of deferred sales commissions	14	21	(7)	16	(2)
Direct fund expenses	144	153	(9)	152	(8)
General and administration	324	345	(21)	307	17
Amortization of intangible assets	39	38	1	39	—

Total expenses	1,400	1,481	(81)	1,434	(34)

Operating income	829	866	(37)	815	14
Non-operating income (expense)
Net gain (loss) on investments	(7)	18	(25)	75	(82)
Net gain (loss) on consolidated variable interest entities	11	(5)	16	(12)	23
Interest and dividend income	8	4	4	9	(1)
Interest expense	(52)	(41)	(11)	(49)	(3)

Total non-operating income (expense)	(40)	(24)	(16)	23	(63)

Income before income taxes	789	842	(53)	838	(49)
Income tax expense	229	220	9	263	(34)

Net income	560	622	(62)	575	(15)
Less:
Net income (loss) attributable to non-controlling interests	6	3	3	3	3

Net income attributable to BlackRock, Inc.	$554	$619	$(65)	$572	$(18)

Weighted-average common shares outstanding (f)
Basic	177,010,239	187,870,001	(10,859,762)	179,022,840	(2,012,601)
Diluted	179,590,702	190,579,963	(10,989,261)	181,917,864	(2,327,162)
Earnings per share attributable to BlackRock, Inc. common stockholders (e)(f)
Basic	$3.13	$3.26	$(0.13)	$3.19	$(0.06)
Diluted	$3.08	$3.21	$(0.13)	$3.14	$(0.06)
Cash dividends declared and paid per share	$1.50	$1.375	$0.125	$1.50	$0.00
Supplemental information:
AUM (end of period)	$3,559,934	$3,659,148	$(99,214)	$3,684,087	$(124,153)
Shares outstanding excluding escrow shares (end of period)	172,901,037	179,086,190	(6,185,153)	179,406,494	(6,505,457)
GAAP:
Operating margin	37.2%	36.9%	30 bps	36.2%	100 bps
Effective tax rate	29.3%	26.2%	310 bps	31.5%	(220) bps
As adjusted:
Operating income (a)	$832	$883	$(51)	$825	$7
Operating margin (a)	39.2%	39.7%	(50) bps	38.6%	60 bps
Non-operating income (expense), less net income (loss) attributable to non-controlling interests (b)	$(43)	$(27)	$(16)	$15	$(58)
Net income attributable to BlackRock, Inc. (c) (d)	$558	$578	$(20)	$575	$(17)
Diluted earnings attributable to BlackRock, Inc. common stockholders per share (c) (d) (e) (f)	$3.10	$3.00	$0.10	$3.16	$(0.06)
Effective tax rate	29.3%	32.4%	(310) bps	31.5%	(220) bps

BlackRock, Inc.

Condensed Consolidated Statements of Income and Supplemental Information

(Dollar amounts in millions, except per share data)

(unaudited)

	Six Months Ended June 30,
	2012	2011	$ Change
Revenue
Investment advisory, administration fees and securities lending revenue	$3,967	$4,084	$(117)
Investment advisory performance fees	121	133	(12)
BlackRock Solutions and advisory	254	244	10
Distribution fees	39	55	(16)
Other revenue	97	113	(16)

Total revenue	4,478	4,629	(151)

Expenses
Employee compensation and benefits	1,611	1,654	(43)
Distribution and servicing costs	188	209	(21)
Amortization of deferred sales commissions	30	43	(13)
Direct fund expenses	296	296	—
General and administration	631	685	(54)
Amortization of intangible assets	78	78	—

Total expenses	2,834	2,965	(131)

Operating income	1,644	1,664	(20)
Non-operating income (expense)
Net gain (loss) on investments	68	77	(9)
Net gain (loss) on consolidated variable interest entities	(1)	(20)	19
Interest and dividend income	17	13	3
Interest expense	(101)	(79)	(21)

Total non-operating income (expense)	(17)	(9)	(8)

Income before income taxes	1,627	1,655	(28)
Income tax expense	492	469	23

Net income	1,135	1,186	(51)
Less:
Net income (loss) attributable to non-controlling interests	9	(1)	10

Net income attributable to BlackRock, Inc.	$1,126	$1,187	$(61)

Weighted-average common shares outstanding (f)
Basic	178,016,539	189,822,833	(11,806,294)
Diluted	180,753,515	192,429,367	(11,675,852)
Earnings per share attributable to BlackRock, Inc. common stockholders (e) (f)
Basic	$6.32	$6.18	$0.14
Diluted	$6.22	$6.10	$0.12
Cash dividends declared and paid per share	$3.00	$2.75	$0.25
Supplemental information:
AUM (end of period)	$3,559,934	$3,659,148	$(99,214)
Shares outstanding excluding escrow shares (end of period)	172,901,037	179,086,190	(6,185,153)
GAAP:
Operating margin	36.7%	35.9%	80 bps
Effective tax rate	30.4%	28.3%	210 bps
As adjusted:
Operating income (a)	$1,657	$1,702	$(45)
Operating margin (a)	38.9%	39.4%	(50) bps
Non-operating income (expense), less net income (loss) attributable to non-controlling interests (b)	$(28)	$(13)	$(15)
Net income attributable to BlackRock, Inc. (c) (d)	$1,133	$1,160	$(27)
Diluted earnings attributable to BlackRock, Inc. common stockholders per share (c) (d) (e) (f)	$6.26	$5.96	$0.30
Effective tax rate	30.4%	31.3%	(90) bps

BlackRock, Inc.

Notes to Condensed Consolidated Statements of Income and Supplemental Information

(unaudited)

BlackRock reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”); however, management believes evaluating the Company’s ongoing operating results may be enhanced if investors have additional non-GAAP basis financial measures. Management reviews non-GAAP financial measures to assess ongoing operations and, for the reasons described below, considers them to be effective indicators, for both management and investors, of BlackRock’s financial performance over time. BlackRock’s management does not advocate that investors consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

Computations for all periods are derived from the Company’s condensed consolidated statements of income as follows:

(a) Operating income, as adjusted, and operating margin, as adjusted:

Operating income, as adjusted, equals operating income, GAAP basis, excluding certain items management deems non-recurring, or transactions that ultimately will not impact BlackRock’s book value, as indicated in the table below. Operating income used for operating margin measurement equals operating income, as adjusted, excluding the impact of closed-end fund launch costs and commissions. Operating margin, as adjusted, equals operating income used for operating margin measurement, divided by revenue used for operating margin measurement, as indicated in the table below.

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
(Dollar amounts in millions)	2012	2011	2012	2012	2011
Operating income, GAAP basis	$829	$866	$815	$1,644	$1,664
Non-GAAP expense adjustments:
PNC LTIP funding obligation	6	14	5	11	28
Merrill Lynch compensation contribution	—	3	—	—	5
Compensation expense related to appreciation (depreciation) on deferred compensation plans	(3)	—	5	2	5

Operating income, as adjusted	832	883	825	1,657	1,702
Closed-end fund launch costs	—	—	—	—	19
Closed-end fund launch commissions	—	—	—	—	2

Operating income used for operating margin measurement	$832	$883	$825	$1,657	$1,723

Revenue, GAAP basis	$2,229	$2,347	$2,249	$4,478	$4,629
Non-GAAP adjustments:
Distribution and servicing costs	(93)	(100)	(95)	(188)	(209)
Amortization of deferred sales commissions	(14)	(21)	(16)	(30)	(43)

Revenue used for operating margin measurement	$2,122	$2,226	$2,138	$4,260	$4,377

Operating margin, GAAP basis	37.2%	36.9%	36.2%	36.7%	35.9%

Operating margin, as adjusted	39.2%	39.7%	38.6%	38.9%	39.4%

Management believes operating income, as adjusted, and operating margin, as adjusted, are effective indicators of BlackRock’s financial performance over time and, therefore, provide useful disclosure to investors.

BlackRock, Inc.

Notes to Condensed Consolidated Statements of Income and Supplemental Information

(unaudited)

(continued)

(a) (continued)

Operating income, as adjusted:

The portion of compensation expense associated with certain long-term incentive plans (“LTIP”) that has been or will be funded through distributions to participants of shares of BlackRock stock held by The PNC Financial Services Group, Inc. (“PNC”) and a Merrill Lynch & Co., Inc. (“Merrill Lynch”) cash compensation contribution, all of which has been received as of first quarter 2012, has been excluded because these charges ultimately do not impact BlackRock’s book value. The expense related to the Merrill Lynch cash compensation contribution ceased at the end of the third quarter 2011.

Compensation expense associated with appreciation (depreciation) on investments related to certain BlackRock deferred compensation plans has been excluded as returns on investments set aside for these plans, which substantially offset this expense, are reported in non-operating income (expense).

Management believes operating income exclusive of these costs is a useful measure in evaluating BlackRock’s operating performance and helps enhance the comparability of this information for the reporting periods presented.

Operating margin, as adjusted:

Operating income used for measuring operating margin, as adjusted, is equal to operating income, as adjusted, excluding the impact of closed-end fund launch costs and commissions. Management believes the exclusion of such costs and commissions is useful because these costs can fluctuate considerably and revenues associated with the expenditure of these costs will not fully impact BlackRock’s results until future periods.

Operating margin, as adjusted, allows BlackRock to compare performance from period-to-period by adjusting for items that may not recur, recur infrequently or may have an economic offset in non-operating income. Examples of such adjustments include closed-end fund launch costs, commissions paid to certain employees as compensation and fluctuations in compensation expense based on mark-to-market movements in investments held to fund certain compensation plans. BlackRock also uses operating margin, as adjusted, to monitor corporate performance and efficiency and as a benchmark to compare its performance with other companies. Management uses both the GAAP and non-GAAP financial measures in evaluating the financial performance of BlackRock. The non-GAAP measure by itself may pose limitations because it does not include all of BlackRock’s revenues and expenses.

Revenue used for operating margin, as adjusted, excludes distribution and servicing costs paid to related parties and other third parties. Management believes the exclusion of such costs is useful because it creates consistency in the treatment for certain contracts for similar services, which due to the terms of the contracts, are accounted for under GAAP on a net basis within investment advisory, administration fees and securities lending revenue. Amortization of deferred sales commissions is excluded from revenue used for operating margin measurement, as adjusted, because such costs, over time, substantially offset distribution fee revenue earned by the Company. For each of these items, BlackRock excludes from revenue used for operating margin, as adjusted, the costs related to each of these items as a proxy for such offsetting revenues.

BlackRock, Inc.

Notes to Condensed Consolidated Statements of Income and Supplemental Information

(unaudited)

(continued)

(b) Non-operating income (expense), less net income (loss) attributable to non-controlling interests, as adjusted:

Non-operating income (expense), less net income (loss) attributable to non-controlling interests (“NCI”), as adjusted, is presented below. The compensation expense offset is recorded in operating income. This compensation expense has been included in non-operating income (expense), less net income (loss) attributable to NCI, as adjusted, to offset returns on investments set aside for these plans, which are reported in non-operating income (expense), GAAP basis.

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
(Dollar amounts in millions)	2012	2011	2012	2012	2011
Non-operating income (expense), GAAP basis	$(40)	$(24)	$23	$(17)	$(9)
Less: Net income (loss) attributable to NCI	6	3	3	9	(1)

Non-operating income (expense)(1)	(46)	(27)	20	(26)	(8)
Compensation expense related to (appreciation) depreciation on deferred compensation plans	3	—	(5)	(2)	(5)

Non-operating income (expense), less net income (loss) attributable to NCI, as adjusted	$(43)	$(27)	$15	$(28)	$(13)

(1)	Net of net income (loss) attributable to non-controlling interests.

Management believes non-operating income (expense), less net income (loss) attributable to NCI, as adjusted, provides comparability of this information among reporting periods and is an effective measure for reviewing BlackRock’s non-operating contribution to its results. As compensation expense associated with (appreciation) depreciation on investments related to certain deferred compensation plans, which is included in operating income, substantially offsets the gain (loss) on the investments set aside for these plans, management believes non-operating income (expense), less net income (loss) attributable to NCI, as adjusted, provides a useful measure, for both management and investors, of BlackRock’s non-operating results that impact book value.

BlackRock, Inc.

Notes to Condensed Consolidated Statements of Income and Supplemental Information

(unaudited)

(continued)

(c) Net income attributable to BlackRock, Inc., as adjusted:

Management believes net income attributable to BlackRock, Inc., as adjusted, and diluted earnings per common share, as adjusted, are useful measures of BlackRock’s profitability and financial performance. Net income attributable to BlackRock, Inc., as adjusted, equals net income attributable to BlackRock, Inc., GAAP basis, adjusted for significant non-recurring items, charges that ultimately will not impact BlackRock’s book value or certain tax items that do not impact cash flow.

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
(Dollar amounts in millions, except per share data)	2012	2011	2012	2012	2011
Net income attributable to BlackRock, Inc., GAAP basis	$554	$619	$572	$1,126	$1,187
Non-GAAP adjustments, net of tax:(d)
PNC LTIP funding obligation	4	10	3	7	19
Merrill Lynch compensation contribution	—	1	—	—	3
Income tax law changes	—	(52)	—	—	(49)

Net income attributable to BlackRock, Inc., as adjusted	$558	$578	$575	$1,133	$1,160

Allocation of net income, as adjusted, to common shares(e)	$557	$571	$574	$1,131	$1,146
Diluted weighted-average common shares outstanding(f)	179,590,702	190,579,963	181,917,864	180,753,515	192,429,367
Diluted earnings per common share, GAAP basis(f)	$3.08	$3.21	$3.14	$6.22	$6.10
Diluted earnings per common share, as adjusted(f)	$3.10	$3.00	$3.16	$6.26	$5.96

See note (a) Operating income, as adjusted, and operating margin, as adjusted, for information on PNC LTIP funding obligation and Merrill Lynch compensation contribution.

During the six months ended June 30, 2011, adjustments primarily related to state income tax law changes that resulted in the re-measurement of certain net deferred income tax liabilities, primarily related to acquired indefinite intangible assets. The resulting increase or decrease in income taxes has been excluded from net income attributable to BlackRock, Inc., as adjusted, as these items will not have a cash flow impact and to ensure comparability for periods presented.

(d) For the quarters ended June 30, 2012 and 2011, and March 31, 2012, non-GAAP adjustments were tax effected at 30.4%, 32.4% and 31.5%, respectively, reflecting a blended rate applicable to the adjustments. For the six months ended June 30, 2012 and 2011, non-GAAP adjustments were tax effected at 31.0%, and 32.7%, respectively.

(e) Amounts exclude net income attributable to participating securities (see below).

(f) Non-voting participating preferred shares are considered to be common stock equivalents for purposes of determining basic and diluted earnings per share calculations. In addition, certain unvested restricted stock units are not included in this number as they are deemed participating securities in accordance with required provisions of Accounting Standards Codification 260-10, Earnings per Share. For the quarters ended June 30, 2012 and 2011, and March 31, 2012 average outstanding participating securities were 0.2 million, 2.2 million and 0.2 million, respectively.

Attachment II

BlackRock, Inc.

Summary of Revenues

(Dollar amounts in millions)

(unaudited)

	Three Months Ended June 30,			Three Months Ended March 31, 2012		Six Months Ended June 30,
	2012	2011	$ Change		$ Change	2012	2011	$ Change
Investment advisory, administration fees and securities lending revenue
Equity:
Active	$429	$536	$(107)	$453	$(24)	$882	$1,047	$(165)
Institutional index	156	148	8	123	33	279	259	20
iShares	467	500	(33)	473	(6)	940	963	(23)
Fixed income:
Active	285	276	9	279	6	564	545	19
Institutional index	60	55	5	50	10	110	108	2
iShares	107	77	30	98	9	205	148	57
Multi-asset class	236	230	6	243	(7)	479	448	31
Alternatives:
Core	130	146	(16)	135	(5)	265	285	(20)
Currency and commodities	32	36	(4)	34	(2)	66	69	(3)

Long-term	1,902	2,004	(102)	1,888	14	3,790	3,872	(82)
Cash management	88	96	(8)	89	(1)	177	212	(35)

Total base fees	1,990	2,100	(110)	1,977	13	3,967	4,084	(117)
Investment advisory performance fees:
Equity	3	27	(24)	19	(16)	22	57	(35)
Fixed income	10	6	4	6	4	16	7	9
Multi-asset class	1	(7)	8	3	(2)	4	(4)	8
Alternatives	27	24	3	52	(25)	79	73	6

Total	41	50	(9)	80	(39)	121	133	(12)
BlackRock Solutions and advisory	131	116	15	123	8	254	244	10
Distribution fees	20	27	(7)	19	1	39	55	(16)
Other revenue	47	54	(7)	50	(3)	97	113	(16)

Total revenue	$2,229	$2,347	$(118)	$2,249	$(20)	$4,478	$4,629	$(151)

NOTE: Certain prior period information has been reclassified to conform to current period presentation.

Mix of Investment Advisory, Administration Fees and Securities Lending Revenue

(unaudited)

	Three Months Ended June 30,		Three Months Ended March 31, 2012	Six Months Ended June 30,
	2012	2011		2012	2011
Equity:
Active	22%	25%	22%	22%	25%
Institutional index	8%	7%	6%	7%	6%
iShares	23%	23%	24%	24%	24%
Fixed income:
Active	14%	13%	14%	14%	13%
Institutional index	3%	3%	3%	3%	3%
iShares	5%	4%	5%	5%	4%
Multi-asset class	12%	11%	12%	12%	11%
Alternatives:
Core	7%	7%	7%	7%	7%
Currency and commodities	2%	2%	2%	2%	2%

Long-term	96%	95%	95%	96%	95%
Cash management	4%	5%	5%	4%	5%

Total	100%	100%	100%	100%	100%

NOTE: Certain prior period information has been reclassified to conform to current period presentation.

Attachment III

BlackRock, Inc.

Summary of Non-operating Income (Expense)

(Dollar amounts in millions)

(unaudited)

	Three Months Ended June 30,			Three Months Ended March 31,		Six Months Ended June 30,
	2012	2011	$ Change	2012	$ Change	2012	2011	$ Change
Non-operating income (expense), GAAP basis	$(40)	$(24)	$(16)	$23	$(63)	$(17)	$(9)	$(8)
Less: Net income (loss) attributable to NCI	6	3	3	3	3	9	(1)	10

Non-operating income (expense)(1)	$(46)	$(27)	$(19)	$20	$(66)	$(26)	$(8)	$(18)

	Estimated economic investments at June 30,	Three Months Ended June 30,			Three Months Ended March 31,		Six Months Ended June 30,
	2012(2)	2012	2011	$ Change	2012	$ Change	2012	2011	$ Change
Net gain (loss) on investments(1)
Private equity	25-30%	$(4)	$18	$(22)	$21	$(25)	$17	$26	$(9)
Real estate	10-15%	3	2	1	1	2	4	3	1
Distressed credit/mortgage funds	15-20%	—	(13)	13	28	(28)	28	14	14
Hedge funds/funds of hedge funds	15-20%	4	1	3	6	(2)	10	5	5
Other investments(3)	25-30%	(2)	2	(4)	(1)	(1)	(3)	5	(8)

Sub-total		1	10	(9)	55	(54)	56	53	3
Investments related to deferred compensation plans		(3)	—	(3)	5	(8)	2	5	(3)

Total net gain (loss) on investments(1)		(2)	10	(12)	60	(62)	58	58	—
Interest and dividend income		8	4	4	9	(1)	17	13	4
Interest expense		(52)	(41)	(11)	(49)	(3)	(101)	(79)	(22)

Net interest expense		(44)	(37)	(7)	(40)	(4)	(84)	(66)	(18)

Total non-operating income (expense)(1)		(46)	(27)	(19)	20	(66)	(26)	(8)	(18)
Compensation expense related to (appreciation) depreciation on deferred compensation plans		3	—	3	(5)	8	(2)	(5)	3

Non-operating income (expense), as adjusted(1)		$(43)	$(27)	$(16)	$15	$(58)	$(28)	$(13)	$(15)

(1)	Net of net income (loss) attributable to NCI.
(2)	Percentages represent estimated percentages of BlackRock’s corporate economic investment portfolio as of June 30, 2012.

Economic investment amounts at March 31, 2012 for private equity, real estate, distressed credit/mortgage funds, hedge funds/funds of hedge funds and other investments were $318 million, $115 million, $232 million, $245 million and $243 million, respectively. See the 2012 first quarter Form 10-Q for more information.

(3)	Amounts include net gains (losses) related to equity, fixed income and commodity investments, and BlackRock’s seed capital hedging program.

BlackRock, Inc.

Economic Tangible Assets

(Dollar amounts in billions)

(unaudited)

The Company presents economic tangible assets as additional information to enable investors to eliminate gross presentation of certain assets that have equal and offsetting liabilities or non-controlling interests that ultimately do not have an impact on stockholders’ equity (excluding appropriated retained earnings related to consolidated collateralized loan obligations) or cash flows. In addition, goodwill and intangible assets are excluded from economic tangible assets.

	June 30, 2012 (Est.)	December 31, 2011
Total balance sheet assets	$182	$180
Separate account assets and collateral held under securities lending agreements	(142)	(140)
Consolidated VIEs/sponsored investment funds	(2)	(2)
Goodwill and intangible assets, net	(30)	(30)

Economic tangible assets	$8	$8

Economic tangible assets include cash, receivables, seed and co-investments, regulatory investments and other assets.

Attachment IV

BlackRock, Inc.

Changes in Assets Under Management

(Dollar amounts in millions)

(unaudited)

Current Quarter Component Changes
	March 31, 2012	Net subscriptions (redemptions)(1)	Market appreciation (depreciation)	Foreign exchange(3)	June 30, 2012	Variance vs. March 31, 2012
Equity:
Active	$297,184	$(3,116)	$(17,673)	$(1,725)	$274,670	(8%)
Institutional index	966,950	6,536	(45,093)	(3,691)	924,702	(4%)
iShares	479,585	(5,451)	(28,056)	(2,767)	443,311	(8%)
Fixed income:
Active	624,723	(3,413)	11,099	(1,770)	630,639	1%
Institutional index	450,749	(2,674)	8,776	(1,769)	455,082	1%
iShares	168,365	11,675	1,654	(1,339)	180,355	7%
Multi-asset class	246,507	4,364	(4,845)	(2,939)	243,087	(1%)
Alternatives:
Core	65,788	(1,624)	(410)	(179)	63,575	(3%)
Currency and commodities	44,656	(2,558)	(2,253)	152	39,997	(10%)

Long-term	3,344,507	3,739	(76,801)	(16,027)	3,255,418	(3%)
Cash management	241,929	(1,502)	590	(1,546)	239,471	(1%)

Sub-total	3,586,436	2,237	(76,211)	(17,573)	3,494,889	(3%)
Advisory(4)	97,651	(31,656)	(15)	(935)	65,045	(33%)

Total AUM	$3,684,087	$(29,419)	$(76,226)	$(18,508)	$3,559,934	(3%)

Year-to-Date Component Changes
	December 31, 2011	Net subscriptions (redemptions)(1)	Acquisition (2)	Market appreciation (depreciation)	Foreign exchange(3)	June 30, 2012	Variance vs. December 31, 2011
Equity:
Active	$275,156	$(7,593)	$—	$7,542	$(435)	$274,670	—%
Institutional index	865,299	6,084	95	55,916	(2,692)	924,702	7%
iShares	419,651	2,385	3,517	18,407	(649)	443,311	6%
Fixed income:
Active	614,804	(2,326)	—	19,193	(1,032)	630,639	3%
Institutional index	479,116	(32,546)	—	9,665	(1,153)	455,082	(5%)
iShares	153,802	21,116	3,026	2,919	(508)	180,355	17%
Multi-asset class	225,170	9,131	78	9,931	(1,223)	243,087	8%
Alternatives:
Core	63,647	(952)	5	925	(50)	63,575	—%
Currency and commodities	41,301	(1,886)	860	(82)	(196)	39,997	(3%)

Long-term	3,137,946	(6,587)	7,581	124,416	(7,938)	3,255,418	4%
Cash management	254,665	(16,437)	—	1,377	(134)	239,471	(6%)

Sub-total	3,392,611	(23,024)	7,581	125,793	(8,072)	3,494,889	3%
Advisory(4)	120,070	(54,512)	—	(324)	(189)	65,045	(46%)

Total AUM	$3,512,681	$(77,536)	$7,581	$125,469	$(8,261)	$3,559,934	1%

Year-over-Year Component Changes
	June 30, 2011	Net subscriptions (redemptions)(1)	Acquisition (2)	Market appreciation (depreciation)	Foreign exchange(3)	June 30, 2012	Variance vs. June 30, 2011
Equity:
Active	$333,237	$(23,844)	$—	$(30,571)	$(4,152)	$274,670	(18%)
Institutional index	939,079	26,017	95	(29,600)	(10,889)	924,702	(2%)
iShares	476,604	13,279	3,517	(42,427)	(7,662)	443,311	(7%)
Fixed income:
Active	612,553	(21,231)	—	44,767	(5,450)	630,639	3%
Institutional index	438,424	(36,084)	—	58,721	(5,979)	455,082	4%
iShares	134,695	39,364	3,026	6,629	(3,359)	180,355	34%
Multi-asset class	231,256	16,167	78	3,158	(7,572)	243,087	5%
Alternatives (5):
Core	67,094	(2,757)	5	(288)	(479)	63,575	(5%)
Currency and commodities	46,168	(3,290)	860	(3,646)	(95)	39,997	(13%)

Long-term	3,279,110	7,621	7,581	6,743	(45,637)	3,255,418	(1%)
Cash management	247,219	(4,974)	—	1,109	(3,883)	239,471	(3%)

Sub-total	3,526,329	2,647	7,581	7,852	(49,520)	3,494,889	(1%)
Advisory(4)	132,819	(65,808)	—	1,176	(3,142)	65,045	(51%)

Total AUM	$3,659,148	$(63,161)	$7,581	$9,028	$(52,662)	$3,559,934	(3%)

(1)	Amounts include distributions representing return of capital and return on investment to investors.
(2)	Amounts includes AUM acquired in the Claymore Investments, Inc. acquisition in March 2012.
(3)	Foreign exchange reflects the impact of converting non-U.S. dollar denominated AUM into U.S. dollars for reporting purposes.
(4)	Advisory AUM represents long-term portfolio liquidation assignments.
(5)	Data reflects the reclassification of prior period AUM into the current period presentation.

Attachment V

BlackRock, Inc.

Long-term Assets Under Management & Base Fees by Client Type

(Dollar amounts in millions)

(unaudited)

	AUM as of June 30, 2012	% of Total	Base Fees Q2 2012	% of Total
Retail	$374,010	11%	$644	34%
iShares	644,909	20%	596	31%
Institutional:
Active	849,991	26%	440	23%
Index	1,386,508	43%	222	12%

Total institutional	2,236,499	69%	662	35%

Long-term	$3,255,418	100%	$1,902	100%

	AUM as of March 31, 2012	% of Total	Base Fees Q1 2012	% of Total
Retail	$387,497	12%	$663	35%
iShares	671,656	20%	594	31%
Institutional:
Active	859,036	26%	451	24%
Index	1,426,318	42%	180	10%

Total institutional	2,285,354	68%	631	34%

Long-term	$3,344,507	100%	$1,888	100%

	AUM as of June 30, 2012	% of Total	Base Fees YTD Q2 2012	% of Total
Retail	$374,010	11%	$1,307	34%
iShares	644,909	20%	1,190	31%
Institutional:
Active	849,991	26%	891	24%
Index	1,386,508	43%	402	11%

Total institutional	2,236,499	69%	1,293	35%

Long-term	$3,255,418	100%	$3,790	100%